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                                                                   Exhibit 10.11
Letterhead of Genstar Capital LLC



January 8, 1998


PRIVATE AND CONFIDENTIAL
------------------------

Mr. Robert J. Muller, Jr.
52 Crosswicks Road
Wilton, CT 06897

Dear Bob:

On behalf of the Genstar Capital Partners II, L.P. (Genstar), we are delighted to extend to you this offer to become President and Chief Executive Officer of Panolam, Inc. We are looking forward to your taking charge of the Company and leading it to sustained growth and profitability in the years ahead. The balance of this letter will address specific aspects of our compensation package for you.

Authority/Position:               You shall become the President & Chief
------------------                Executive Officer of Panolam, Inc. and report
                                  to its Board of Directors. While employed you will be expected to devote your full time and attention and use your best efforts to advance the business and welfare of Panolam. You are also expected to perform services, acts and duties connected with your position in such a manner as the board of Panolam from time to time may direct.

Base Compensation:                Your base compensation will be $275,000 per
-----------------                 annum.  This will be paid to you on the normal
                                  Panolam pay schedule. The Board of Directors will review your performance on each anniversary date of hire and, at its sole discretion, may increase your base compensation based on your performance and the financial condition of Panolam.

Incentive Bonus:                  The annual incentive bonus for which you will
---------------                   be eligible in 1998, is targeted at 65% of
                                  base compensation. Bonus payments will be made in each year following completion of the annual audit. The Panolam incentive plan is based on the annual EBITDA (earnings before interest, taxes, depreciation and amortization) budget with a threshold of 85% of budget and without a cap. The target bonus is payable upon achieving 100% of budget
                                  (subject to review at the beginning of each year). Typically there is an element of personal performance in addition to financial performance build into the incentive plan.

Vacation:                         You shall be entitled to four (4) weeks
--------                          vacation per year.


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Mr. Robert J. Muller, Jr.
January 8, 1998
Page 2

Company Benefits:             You and your family will be entitled to the
----------------              Company medical, dental, disability and life
                              insurance plans and you will be eligible to participate in the Company's pension plan. Copies of these plans will be given to you.

Equity Grant:                 You will be entitled to receive a grant of stock
------------                  options representing 5% of the common equity
                              (valued at Genstar's purchase price) of Panolam, Inc. on your start date. Any subsequent grants of stock options during the next five years would be on an exception basis. These options will vest ratably over five years. A copy of the stock option plan will be provided for your review.

                              In the event of change of control (to be defined) of Panolam, any unvested stock option will vest.


Severance:                    In the event of termination during the first
---------                     year of your employment for reasons other than for
                              cause, you shall be entitled to severance of six
                              (6) months of base compensation. Thereafter, you shall be entitled to twelve (12) months severance if terminated for reasons other than cause. In addition, in case of change of control of Panolam as a result of which you are terminated within six
                              (6) months, you shall be entitled to an additional twelve (12) months of base compensation.


Stock Purchase:               You have been invited to purchase shares of
--------------                Panolam, Inc. at the same price per share as paid
                              by Genstar (approximately U.S $203.00 per share), through a personal investment of $500,000 to $1,000,000. It is anticipated that you will purchase approximately $500,000 by May 31, 1998.
                              At that time you will have the option to invest a further $500,000 to purchase common stock at the same price or to defer such investment decision until December 31, 1998, but at a price equal to the then fair market value of the stock.


                              In the event that you voluntarily or involuntarily leave the Company while the Company is privately owned, the Company, should you so desire, will buy your equity position at fair value, as determined in good faith by the Board of Directors and, if requested, independently confirmed by external auditors, provided that the Company's borrowing agreements permit the transaction.

Indemnification:              The Company will indemnify you to the fullest
---------------               extent possible by law for any liability incurred
                              as a result of the conduct of your duties as an employee of Panolam.








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Mr. Robert J. Muller, Jr.
January 8, 1998
Page 3


Estimated Start Date:         January 12, 1998
--------------------

Relocation:                   As a U.S. citizen and U.S. based employee, working
----------                    with the Board of Directors, you will determine
                              the appropriate location of the head office of Panolam, effect the move of the head office and you will relocate to that location. Panolam shall provide relocation assistance to you and your family that is consistent with normal relocation practices. The Company, of course, will reimburse you for costs incurred for temporary accommodations pending the relocation of the head office.



Bob, we are excited by the prospect of you joining Panolam as our partner. We believe that you are the right person for the job and look forward to working with you to build Panolam into a significantly larger and more profitable enterprise.

We have extended this offer to you to become President and Chief Executive Officer of Panolam in good faith. If you are in agreement, please sign where indicated below.

Very truly yours.


/s/ Richard D. Paterson
Richard D. Paterson
Managing Director

RDP/smj



Accepted this 8 of January, 1998.
             ---

/s/ Robert J. Muller, Jr.
---------------------------------
Robert J. Muller, Jr.

c:   Nicholas S. Young
     Spencer Stuart